UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

LSI LOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LSI LOGIC CORPORATION

Notice of Annual Meeting of Stockholders
May 10, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LSI Logic Corporation (the “Company”), a Delaware corporation, will be held on Thursday, May 10, 2007, at 9:00 a.m. local time, at the Company’s headquarters located at 1621 Barber Lane, Milpitas, California 95035, for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are elected.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its 2007 fiscal year.

3. To consider and vote upon a stockholder proposal, if properly presented.

4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 13, 2007, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or you may vote by Internet or telephone. Any stockholder attending the meeting may vote in person even if he or she returned a proxy card.

Sincerely,

/s/ Andrew S. Hughes
Andrew S. Hughes
Vice President, General Counsel & Corporate Secretary

Milpitas, California
March 30, 2007

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to mark, sign, and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States), or vote by Internet or telephone.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
CORPORATE GOVERNANCE
SECURITY OWNERSHIP
PROPOSAL TWO
AUDIT COMMITTEE REPORT
PROPOSAL THREE
EXECUTIVE COMPENSATION AND RELATED INFORMATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
Certain Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Deadline for Receipt of Stockholder Proposals
Other Matters

LSI LOGIC CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of LSI Logic Corporation (referred to as “LSI” or the “Company”), a Delaware corporation, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 10, 2007, at 9:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive office, located at 1621 Barber Lane, Milpitas, California 95035. The Company’s telephone number is 1-408-433-8000.

These proxy solicitation materials were mailed on or about March 30, 2007, to all stockholders entitled to vote at the Annual Meeting.

Record Date; Shares Outstanding

Stockholders of record at the close of business on the record date of March 13, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 404,586,683 shares of the Company’s common stock, $0.01 par value, were issued and outstanding. On the Record Date, the closing price of the Company’s common stock on the New York Stock Exchange was $9.77 per share.

How to Vote

Stockholders may vote by attending the meeting and voting in person, by mailing the proxy card in the postage prepaid envelope provided by the Company, by telephone using the toll free telephone number 1-800-690-6903, or by Internet using the Internet voting site www.proxyvote.com. Stockholders will be asked to enter the 12-digit control number located on their proxy cards to proceed with voting by telephone or by Internet.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

On all matters other than the election of directors, each share has one vote. See “Election of Directors — Required Vote.” The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Georgeson & Company, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Georgeson & Company, Inc. a fee not to exceed $10,000 for its services and will reimburse it for certain out-of-pocket expenses estimated to be $10,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by some of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone.

Householding

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Company’s proxy materials at that address, unless one or more of these stockholders notifies the

Company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: LSI Logic Corporation, 1621 Barber Lane, MS AD-115, Milpitas, California 95035, Attn: Investor Relations or call 1-408-954-4710, or you may visit the Company’s website at www.lsi.com. You may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “For,” “Against” or “Withheld From” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as votes cast at the Annual Meeting with respect to that matter (the “Votes Cast”).

The Company intends to count abstentions for purposes of determining both the presence and absence of a quorum and the total number of Votes Cast with respect to any matter (other than the election of directors). Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered to be Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the ratification of the appointment of the independent registered public accounting firm).

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A Board of nine directors is to be elected at the Annual Meeting. All directors are elected annually and serve until the next annual meeting or until their successors have been duly elected and qualified.

As of the mailing date of this proxy statement, the following are directors of the Company: Timothy Y. Chen, Malcolm R. Currie, Charles A. Haggerty, James H. Keyes, John H.F. Miner, R. Douglas Norby, Matthew J. O’Rourke, Gregorio Reyes and Abhijit Y. Talwalkar. The Company entered into a merger agreement with Agere Systems, Inc. (“Agere”) in December 2006. Pursuant to the terms and subject to the conditions set forth in the merger agreement, LSI has agreed to acquire Agere pursuant to a merger. The completion of the proposed merger with Agere is subject to various customary conditions, including (i) obtaining the approval of the LSI and Agere stockholders, (ii) subject to certain exceptions, the accuracy of the representations and warranties of each party, and (iii) performance in all material respects by each party of its obligations under the merger agreement. Subject to the satisfaction or waiver of the conditions to completion of the merger, the merger is expected to be completed on April 2, 2007. Effective upon completion of our proposed merger with Agere, our Board of Directors will continue to consist of nine members, six of whom will be designated by LSI and three of whom will be designated by Agere. The Agere designees, who are directors of Agere as of the mailing date of this proxy statement, are Richard S. Hill, Michael J. Mancuso and Arun Netravali. The Agere nominees own stock and stock options of Agere as of the Record Date that will convert into LSI stock and stock options, subject to the completion of the proposed merger. Further information is set forth in “Security Ownership.” The LSI designees are Charles A. Haggerty, James H. Keyes, John H.F. Miner, Matthew J. O’Rourke, Gregorio Reyes and Abhijit Y. Talwalkar.

Effective as of the completion of the proposed merger with Agere, Dr. Currie, Mr. Norby and Mr. Chen are expected to resign from the Board of Directors and will not stand for re-election.

The Nominating and Corporate Governance Committee selected and the Board of Directors accepted the nine nominees named below for election to the Board at the Annual Meeting, subject to completion of the proposed merger. All nominees are expected to be directors of the Company as of the date of the Annual Meeting (assuming completion of our proposed merger with Agere).

The Board of Directors expects all nominees named below to be available to serve as directors if elected. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting so as to elect as many of the nominees listed below as possible. In such event, the proxy holders will determine the specific nominees for whom to vote.

The names of the nominees for election to the Board of Directors, and the experience and background of each, are set forth below. Ages are as of December 31, 2006.

			Director
Name of Nominee	Age	Principal Occupation	Since

Charles A. Haggerty	65	Retired Chairman and Chief Executive Officer, Western Digital Corporation; President and Chief Executive Officer, LeConte Associates	2006
Richard S. Hill	54	Chief Executive Officer and Director of Novellus, Inc.	2007	*
James H. Keyes	66	Chairman of the Board of Directors of the Company; Retired Chairman, Johnson Controls, Inc.	1983
Michael J. Mancuso	64	Retired Chief Financial Officer, General Dynamics	2007	*
John H.F. Miner	51	Retired President, Intel Capital	2006
Arun Netravali	60	Managing Partner, OmniCapital Group LLC	2007	*
Matthew J. O’Rourke	68	Consultant; Retired Partner, PricewaterhouseCoopers LLP	1999
Gregorio Reyes	65	Management Consultant; Former Chairman and Chief Executive Officer, Sunward Technologies, Inc.	2001
Abhijit Y. Talwalkar	42	President, Chief Executive Officer and a Director of the Company	2005

*	Anticipated to be appointed on April 2, 2007, subject to completion of the proposed merger between the Company and Agere.

There are no family relationships between or among any directors or executive officers of the Company.

Mr. Haggerty has served as President and Chief Executive Officer of LeConte Associates, a consulting and investment firm, since January 2000. From 1993 to 2000, Mr. Haggerty was Chairman, President and Chief Executive Officer of Western Digital Corporation, a maker of hard drives for digital information storage. Previously he was with IBM Corporation, where he served in various general management roles including marketing, product development and operations capacities during a 28-year career. He serves on the boards of Beckman Coulter, Inc., Deluxe Corporation, Imation Corporation and Pentair, Inc. Mr. Haggerty also served as a director of Engenio Information Technologies, Inc., a former subsidiary of the Company, from April 2004 to November 2005.

Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its board of directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of Arrow Electronics, Inc. and the University of Illinois Foundation.

Mr. Keyes has served as the Company’s Chairman of the Board of Directors since May 2006. He served as Chairman of Johnson Controls, Inc. from October 2002 until his retirement in December 2003. He served as Chairman and Chief Executive Officer of that company from January 1993 to October 2002. Johnson Controls, Inc. is a provider of automotive systems, batteries and facility management and control. Mr. Keyes also serves on the board of directors of Pitney Bowes, Inc. and Navistar International Corporation, and is a trustee of Fidelity Funds, a fund complex consisting of 348 funds as of March 1, 2007.

Mr. Mancuso is retired from General Dynamics, a supplier of business aviation and aircraft services, land and amphibious combat systems, mission-critical information systems and technologies, and shipbuilding and marine systems. He was Chief Financial Officer of General Dynamics from 1994 to 2006. Prior to joining General Dynamics in 1993, he was Vice President and Controller of UTC’s Pratt and Whitney Commercial Engine business unit. He also served 21 years with General Electric in various financial management positions. Mr. Mancuso is a director of SPX Corporation and The Shaw Group.

From April 2003 to June 2005, Mr. Miner was the President of Intel Capital, a venture capital organization of Intel Corporation, a microprocessor manufacturer, and a Corporate Vice President of Intel Corporation. He retired from Intel in June 2005, concluding 22 years of service in various sales, engineering, marketing and general management roles. From October 1993 through 2001, Mr. Miner served in a general management capacity overseeing major product divisions including the Enterprise Server and Communications Products and New Products Groups. In August 2002, Mr. Miner became General Manager, Intel Capital and was named President, Intel Capital in April 2003.

Since November 2004, Mr. Netravali has been Managing Partner of OmniCapital Group LLC, a venture capital firm. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc. and on the advisory board of Veridicom International Inc.

Mr. O’Rourke was a partner with the accounting firm Price Waterhouse LLP (a predecessor firm of PricewaterhouseCoopers LLP) from 1972 until his retirement in June 1996. Since his retirement, Mr. O’Rourke has been engaged as an independent business consultant and a corporate director. Mr. O’Rourke also served as a director of Engenio Information Technologies, Inc., a former subsidiary of the Company, from April 2004 to October 2005.

Mr. Reyes has been a private investor and management consultant since 1994. He co-founded Sunward Technologies in 1985 and served as Chairman and Chief Executive Officer until 1994. Mr. Reyes serves on the board of directors of Dialog Semiconductor and Seagate Technology. Mr. Reyes also served as a director of Engenio Information Technologies, Inc., a former subsidiary of the Company, from April 2004 to October 2005.

Mr. Talwalkar was appointed LSI President and Chief Executive Officer and elected to the Company’s Board of Directors in May 2005. Prior to joining the Company, Mr. Talwalkar was employed by Intel Corporation, a microprocessor manufacturer, most recently as Corporate Vice President and Co-General Manager of the Digital Enterprise Group, from January 2005 until he joined the Company in May 2005. Previously, from May 2004 to January 2005, he served as Vice President and General Manager for Intel’s Enterprise Platform Group. Prior to this role, from April 2002 to May 2004, he served as Vice President and General Manager of Intel’s Platform Products Group, within Intel’s Enterprise Platform Group. Mr. Talwalkar served as Vice President and Assistant General Manager of Intel’s Enterprise Platform Group from June 2001 to March 2002. Prior to this position, Mr. Talwalkar held the position of Vice President and General Manager of the Enterprise Platforms and Services Division at Intel.

Other Directors

Biographical information of directors who are expected to resign as of the effective date of the merger is set forth below:

Mr. Chen, age 50, has served as Corporate Vice President and Chief Executive Officer, Greater China Region, for Microsoft Corporation, a software provider, since September 2003. Mr. Chen is the former Chairman and President of Motorola (China) Electronics, Ltd., a wireless and broadband communications company, a position he held from September 2001 until joining Microsoft Corporation in September 2003. From June 2000 until September 2001, Mr. Chen was Chief Executive Officer of 21CN CyberNet Corporation Ltd., with overall responsibility for its business in Hong Kong and Mainland China.

Dr. Currie, age 79, has served as Chairman of Real Spirit USA, a manufacturer and distributor of air purification systems, since May 2005. He served as Chief Executive Officer of Currie Technologies, Inc., a

manufacturer of electric propulsion systems for bicycles and other light vehicles, from February 1997 to May 2005. Dr. Currie served as Under Secretary of Defense for Research and Engineering from 1972 to 1977 and as Chairman and Chief Executive Officer of Hughes Aircraft Company from 1988 to 1993. He presently serves on the board of directors for Enova Systems, Inc., Regal One Corporation and Inamed Corporation.

Mr. Norby, age 71, was Chief Financial Officer and Senior Vice President of Tessera, Inc., a semiconductor packaging technology company, from July 2003 until his retirement in January 2006. After his retirement, he served Tessera as a management consultant from January 2006 to July 2006. He worked as a management consultant with Tessera from May 2003 until July 2003. Mr. Norby was a private investor from March 2003 until May 2003. He served as Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company, from March 2002 until February 2003, and as Chief Financial Officer of Novalux, Inc., an optoelectronics company, from December 2000 to March 2002. Prior to his tenure with Novalux, Inc., Mr. Norby served as Executive Vice President and Chief Financial Officer of the Company from November 1996 to November 2000. Mr. Norby also serves on the board of directors of Alexion Pharmaceuticals, Inc., ChipPac, Inc. and MagnaChip Semiconductor.

Required Vote

Directors shall be elected by a plurality vote. The nine nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (nine) multiplied by the number of votes to which the stockholder’s shares are entitled, or may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder sees fit, provided that votes cannot be cast for more than nine candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate’s name has been properly placed in nomination in accordance with the Company’s bylaws prior to the meeting, and the stockholder, or any other stockholder, has given notice prior to the voting of the stockholder’s intention to cumulate votes. The proxy holders will exercise discretionary authority to cumulate votes in the event that additional persons are nominated for election as directors.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the proposed slate of directors for the current year. Unless you indicate otherwise, your proxy will be voted “FOR” each of the Company’s nominees (except as otherwise noted under “Required Vote” above).

CORPORATE GOVERNANCE

The Company’s Standards of Business Conduct apply to the Company’s directors, officers and employees and cover matters such as insider trading, conflict of interest, compliance with laws, rules and regulations and responsibilities for reporting illegal or unethical behavior. The Company has also adopted a Code of Ethics for the Principal Executive and Senior Financial Officers of the Company. Copies of these documents are available on the Company’s website at http://www.lsi.com/investors/corp_gov.html. You may also request a copy in print by writing to:

Andrew S. Hughes
Vice President, General Counsel & Corporate Secretary
LSI Logic Corporation
1621 Barber Lane, MS AD-106
Milpitas, California 95035

Board Structure and Composition

Board of Directors

The Company’s Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved for the approval of stockholders. The Board is responsible for selection of the executive management team, providing oversight responsibility and direction to management and evaluating the performance of this team on behalf of the stockholders. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the performance of its responsibilities. The Guidelines were amended in February 2007 to adopt a majority voting policy for the election of directors. The Guidelines provide that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee would consider the resignation offer based on the circumstances that led to the majority “withheld” vote and would make a recommendation to the Board of Directors. Thereafter, the Board would promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer, including the reasons for rejecting the offer, if applicable. These Guidelines are available on the Company’s website at www.lsi.com, or you may request a copy in print by writing to the address set forth above.

In accordance with New York Stock Exchange requirements, the Board affirmatively determines the independence of each director and nominee for election as a director. The Company uses the elements set forth in Section 303A of the New York Stock Exchange Listing Manual in determining director independence. The Board considered transactions, relationships and/or arrangements with each of the directors based on review of these regulations as well as the responses of the directors to questions regarding employment, and on discussions among the directors. The Board also reviews the relationships between the Company and the companies with which the Company’s directors are affiliated.

The Board of Directors has determined that Mr. Chen, Dr. Currie, Mr. Haggerty, Mr. Keyes, Mr. Miner, Mr. Norby, Mr. O’Rourke and Mr. Reyes are independent and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Talwalkar is not independent. The Board of Directors has not determined the independence of Mr. Hill, Mr. Mancuso and Mr. Netravali as of the mailing date of the proxy statement.

The Board of Directors of the Company held a total of 25 meetings during the last fiscal year. Mr. James Keyes serves as the Chairman of the Board. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit, Compensation and Nominating and Corporate Governance Committees consist solely of non-employee independent directors as defined by the New York Stock Exchange. The Board appoints the members and chairs of the committees annually. All committees operate under charters approved by the Board. These charters are available on the Company’s website, or alternatively, you may request a print copy by writing to the address set forth above.

Executive sessions of independent directors are held on a quarterly basis. During the last fiscal year, these sessions were led by Mr. James Keyes, who was the lead independent director until May 2006, when he was elected Chairman of the Board of Directors.

You may contact the Board of Directors by sending an email to board@lsi.com. In accordance with instructions from the Board, the Corporate Secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board or individual directors as appropriate. The Company’s directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

Although the Company does not have a policy with respect to attendance by directors at annual meetings of stockholders, the Company customarily schedules Board and committee meetings on the same day as the annual meeting of stockholders to encourage and facilitate director attendance at the annual meeting. All of the Company’s then current directors attended the Company’s annual meeting held in May 2006.

During the year ended December 31, 2006, all incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

Audit Committee

As of the mailing date of this proxy statement, the Audit Committee consists of Dr. Currie, who serves as its chairman, Mr. Haggerty, Mr. Keyes, Mr. Norby and Mr. O’Rourke. The Audit Committee held nine meetings during the last fiscal year. The Audit Committee reviews the Company’s accounting policies and practices, internal controls, financial reporting practices, contingent risks and risk management strategies and plans. The Audit Committee selects and retains the Company’s independent registered public accounting firm to examine the Company’s accounts, reviews the independence of the independent registered public accounting firm as a factor in making these determinations and pre-approves all audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee regularly meets alone with the Company’s management, independent registered public accounting firm, and the director of the Company’s Internal Audit Department, and grants them free access to the Audit Committee at any time. All members of the Audit Committee are financially literate, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, Messrs. Keyes, Norby and O’Rourke are designated as financial experts of the Audit Committee, as defined by SEC rules. Stockholders interested in communicating with the Audit Committee may do so by sending an email to auditchair@lsi.com.

The Audit Committee has established a policy for pre-approval of audit and permissible non-audit services. The Audit Committee reviews and approves the independent registered public accounting firm’s annual audit plan and any subsequent engagements. The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance. In addition, the Audit Committee has approved the expenditure of up to $100,000 per year on fees for PwC related to, but not contemplated by, the audit plan, provided that such expenditure is approved, in advance, by the Company’s chief financial officer, and is reported to the Audit Committee at the next regular meeting. Occasionally, a subcommittee of the Audit Committee, consisting of two members, pre-approves certain services. The entire Audit Committee ratifies the subcommittee’s pre-approval in a subsequent meeting of the Audit Committee. In 2006, the Audit Committee followed these guidelines in approving all services rendered by PricewaterhouseCoopers LLP.

Compensation Committee

As of the mailing date of this proxy statement, the Compensation Committee consists of Mr. O’Rourke, who serves as its chairman, Dr. Currie, Mr. Haggerty, Mr. Keyes and Mr. Reyes. The Compensation Committee held five meetings during the last fiscal year. The scope of the Compensation Committee’s authority is set forth in its charter. At least annually, the Compensation Committee establishes the Company’s overall executive compensation strategy, and, in particular, determines the compensation structure and package for the chief executive officer and other executive officers, as well as director compensation. In addition, the Compensation Committee establishes the goals of the Company’s executive officers, and amends or recommends that the Board of Directors amend these goals or arrangements if the Compensation Committee deems it appropriate. The Compensation Committee evaluates and reviews the performance of the chief executive officer and makes recommendations to the Board, as appropriate. The Compensation Committee also reviews the performance of all other executive officers in light of those aforementioned goals or arrangements on an annual basis. The Compensation Committee reviews and approves the Company’s stock option and other stock incentive award programs and reviews, as needed, executive compensation matters and significant issues that relate to executive compensation. In determining executive compensation, the Compensation Committee obtains advice and assistance from an independent consultant, Hewitt Associates LLC (“Hewitt”). The Compensation Committee provides Hewitt with information concerning executive compensation practices (base salary, target bonuses and equity compensation) for the purpose of benchmarking our practices against industry norms. Information is also compiled regarding the compensation practices of other companies from, and we contribute information to, a national survey of executive compensation practices, and provides information to Hewitt regarding certain companies that participate in the survey. Hewitt then analyzes the data in conjunction with its own internal database of information and information compiled from publicly available sources. Using this information, Hewitt develops proposed compensation recommendations and submits them to the Compensation Committee. The Compensation Committee reviews the compensation recommendations and discusses them with Hewitt, and may propose changes to the recommendations prior to approving a final executive compensation package.

The Compensation Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. However, the Compensation Committee can not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

Stockholders interested in communicating with the Compensation Committee may do so by sending an email to compensationchair@lsi.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of independent directors, none of whom has any interlocking relationships as defined by the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings during the last fiscal year. As of the mailing date of this proxy statement, the Nominating and Corporate Governance Committee consists of Mr. Reyes, who serves as its chairman, Mr. Chen, Mr. Keyes, Mr. Miner and Mr. Norby. The Nominating and Corporate Governance Committee recommends individuals to the full Board of Directors qualified to serve as directors of the Company and on committees of the Board of Directors, recommends to the Board the director nominees for each annual meeting of stockholders, and is charged with advising the Board of Directors with respect to Board composition and procedures, and whether to form or dissolve committees. The Nominating and Corporate Governance Committee also advises the Board of Directors with respect to the corporate governance principles applicable to the Company and develops criteria for oversight of the evaluation of the Board and management.

The Nominating and Corporate Governance Committee may retain and, in the past, has retained professionals to assist in identifying and evaluating candidates for director nominees. Although there are no specific, minimum qualifications for nominees, each nominee to the Board of Directors is considered on the basis of his or her likelihood to enhance the Board’s ability to manage and direct the affairs and businesses of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and satisfy any requirements imposed by law, regulation, or exchange listing requirements.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for election to the Company’s Board of Directors at the 2008 annual meeting if received no later than December 31, 2007. The Nominating and Corporate Governance Committee uses the same criteria described above in assessing candidates recommended by stockholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate’s willingness to serve and evidence of the nominating person’s ownership of Company stock should be sent to the attention of the Nominating and Corporate Governance Committee at nominatingchair@lsi.com. Stockholders may use the same email address to communicate other matters to the Nominating and Corporate Governance Committee.

Director Compensation

During the prior fiscal year and through March 31, 2007, members of the Board of Directors, who are not employees of the Company, received an annual fee of $35,000, paid quarterly, plus $2,000 for each regular Board meeting they attend in person. Board members are also reimbursed for expenses for attendance at regular Board and committee meetings. For attendance at additional telephonic meetings, members receive a fee of $1,000 per meeting. In addition, the Chairman of the Board receives an annual fee of $5,000. Each director receives $1,000 for attending a committee meeting that is not held in conjunction with a meeting of the Board of Directors. Notwithstanding the foregoing, members of the Audit Committee receive $1,000 for each Audit Committee meeting they attend, regardless of whether it is held in conjunction with a Board of Directors meeting. In addition, the Audit Committee’s designated financial experts receive an additional $5,000 for their services annually, and the Audit Committee chairman receives an additional annual fee of $7,000.

Beginning April 1, 2007, members of the Board of Directors who are not employees of the Company will receive an annual fee of $60,000, paid quarterly. They will continue to be reimbursed for expenses for attendance at regular Board and committee meetings, and the Chairman of the Board will continue to receive an annual fee of $5,000. Members of the Audit Committee will receive an annual fee of $15,000, and members of the Compensation Committee the Nominating and Corporate Governance Committee will receive an annual fee of $10,000. Each committee chair will receive an annual fee of $7,500. Board members will no longer be entitled to fees for attending individual meetings, unless the Chairman determines that the number of meetings is extraordinary and that meeting attendance fees are appropriate.

The Company’s Amended 1995 Director Option Plan, as adopted by the Board of Directors and approved by the stockholders, provides for the grant of non-statutory stock options to non-employee directors of the Company. Under a non-discretionary formula approved by the stockholders, each non-employee director is granted an initial option to purchase 30,000 shares of common stock on the date on which he or she first becomes a director. In addition, on April 1 of each year, each non-employee director is automatically granted a subsequent option to purchase 30,000 shares of common stock of the Company, if on the date of grant he or she has served on the Board of Directors for at least six months. The vesting schedule for initial options granted under the Amended 1995 Director Option Plan is set at 25% on each of the first four anniversaries of the grant date. Subsequent option grants become exercisable in full six months after the date of grant. Options may be exercised only while the optionee is a director of the Company, within 12 months after death or within three months after the optionee ceases to serve as a director of the Company for a reason other than death, but in no event after the ten-year term of the option has expired.

The table below summarizes the compensation paid by the Company to each person who served as a non-employee Director at any time during the fiscal year ended December 31, 2006.

Director Compensation for Fiscal Year Ended December 31, 2006

						Change in
						Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid	Stock	Option		Incentive Plan	Compensation	All Other
Name	in Cash ($)	Awards ($)	Awards ($)		Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)		(e)	(f)	(g)	(h)

James H. Keyes	80,000	—	106,524		—	—	—	186,524
Timothy Y. Chen	21,667	—	7,563		—	—	—	29,230
TZ Chu	42,250	—	0	(2)	—	—	—	42,250
Wilfred J. Corrigan	19,500	—	0	(3)	—	—	—	19,500
Malcolm R. Currie	72,000	—	106,524		—	—	—	178,524
Charles A. Haggerty	36,500	—	12,461		—	—	—	48,961
John H. F. Miner	32,500	—	12,461		—	—	—	44,961
R. Douglas Norby	69,000	—	106,524		—	—	—	175,524
Matthew J. O’Rourke	79,000	—	106,524		—	—	—	185,524
Gregorio Reyes	61,000	—	106,524		—	—	—	167,524
Larry W. Sonsini	8,750	—	0	(4)	—	—	—	8,750

(1)	For all directors, the amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, with respect to options held by the director, as accounted for by the Company in accordance with FAS 123(R). For an explanation of assumptions underlying the valuation of stock option grant awards, refer to Note 3 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2006, filed with the SEC on March 1, 2007. For Messrs. Chu, Corrigan, Currie, Keyes, Norby, O’Rourke and Reyes, the full grant date fair value of options granted in fiscal year 2006, computed in accordance with FAS 123(R), is $106,524. The stock options granted to the recently appointed directors in 2006, as accounted for by the Company in accordance with FAS 123(R) consists of: for Mr. Chen, $91,323, for Mr. Haggerty, $102,852 and for Mr. Miner, $102,852. At fiscal year end, the aggregate number of option awards held by each director is as follows: Timothy Y. Chen, 30,000 shares, TZ Chu, 0 shares, Wilfred J. Corrigan, 4,850,000 (pursuant to the employment agreement dated September 2001 and amendments made in 2005 to certain stock option agreements, Mr. Corrigan’s exercise period is the term of each option, which is ten years from the grant date with respect to each stock option), Malcolm R. Currie, 235,000 shares, Charles A. Haggerty, 30,000 shares, James H. Keyes, 235,000 shares, John H.F. Miner, 30,000 shares, R. Douglas Norby, 165,000 shares, Matthew J. O’Rourke, 220,000 shares, Gregorio Reyes, 170,000 shares and Larry W. Sonsini, 0 shares.

(2)	Mr. Chu resigned from the Board of Directors in July 2006, prior to the vesting of any stock options granted in 2006.

(3)	Mr. Corrigan resigned from the Board of Directors in May 2006, prior to the vesting of any stock options granted in 2006.

(4)	Mr. Sonsini resigned from the Board of Directors in February 2006, prior to receiving the annual grant of stock options in 2006.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of the Record Date, by all persons known to the Company to be beneficial owners of more than five percent of the Company’s common stock, by all directors, nominees for director and executive officers named in the Summary Compensation Table (“Named Executive Officers”) and by all current directors and executive officers as a group.

	Number	Approximate
	of Shares	Percentage
Name	Beneficially Owned	Owned

Black Rock, Inc.(1)	47,597,360	11.8%
Morgan Stanley & Co., Inc.(2)	28,886,307	7.1%
Paulsen & Co., Inc.(3)	23,773,922	5.9%
Timothy Y. Chen	0	*
Malcolm R. Currie(4)	566,500	*
Charles A. Haggerty	30,000	*
Richard S. Hill(5)	38,880	*
James H. Keyes(6)	330,070	*
Michael J. Mancuso(7)	51,276	*
John H. F. Miner(8)	7,560	*
Arun Netravali(9)	64,329	*
R. Douglas Norby(10)	187,456	*
Matthew J. O’Rourke(11)	235,000	*
Gregorio Reyes(12)	225,000	*
Abhijit Y. Talwalkar(13)	594,504	*
Bryon Look(14)	1,503,949	*
Umesh Padval(15)	1,265,543	*
D. Jeffrey Richardson(16)	191,845	*
Flavio Santoni(17)	420,226	*
Joseph M. Zelayeta(18)	178,366	*
All current directors and executive officers as a group(19)	7,493,459	1.8%

*	Less than 1%

(1)	As reported in Schedule 13G/A filed February 13, 2007, with the SEC by Black Rock, Inc. (“Black Rock”). Black Rock has shared voting and shared dispositive power over all shares. The address for Black Rock is 40 East 52nd Street, New York, NY 10022.

(2)	As reported in Schedule 13G/A filed February 15, 2007, with the SEC by Morgan Stanley & Co. Inc. (“Morgan Stanley”) and Morgan Stanley & Co. International Limited (“Morgan Stanley International”). Morgan Stanley is a parent holding company and Morgan Stanley International is a broker-dealer doing business under the laws of the United Kingdom. Morgan Stanley has sole voting power over 28,883,764 shares, sole dispositive power over 28,886,307 shares and shared voting power over 543 shares. Morgan Stanley International has sole voting power over 26,202,258 shares and sole dispositive power over 26,204,258 shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036, and the address for Morgan Stanley International is 25 Cabot Square, Canary Wharf, London, E14 4QA, England.

(3)	As reported in Schedule 13G filed February 15, 2007, with the SEC by Paulsen & Co., Inc. (“Paulsen”). Paulsen has sole voting and dispositive power over all shares. The address for Paulsen is 590 Madison Avenue, New York, NY 10022.

(4)	Includes options held by Dr. Currie to purchase 235,000 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(5)	Represents the number of shares of LSI stock issuable upon exchange of Agere stock and options beneficially owned as of March 30, 2007. This amount assumes the successful completion of the Company’s proposed merger with Agere, which is expected to occur on April 2, 2007, pursuant to which Agere stock and stock options will be converted into LSI stock and stock options at the merger exchange ratio.

(6)	Includes options held by Mr. Keyes to purchase 235,000 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(7)	Represents the number of shares of LSI stock issuable upon exchange of Agere stock and options beneficially owned as of March 30, 2007. This amount assumes the successful completion of the Company’s proposed merger with Agere, which is expected to occur on April 2, 2007, pursuant to which Agere stock and stock options will be converted into LSI stock and stock options at the merger exchange ratio.

(8)	As of the mail date of this proxy statement, Mr. Miner owns 3,500 shares of Agere stock. The amount in the table assumes the successful completion of the Company’s proposed merger with Agere, which is expected to occur on April 2, 2007, pursuant to which Agere stock will be converted into LSI stock and stock options.

(9)	Represents the number of shares of LSI stock issuable upon exchange of Agere stock and options beneficially owned as of March 30, 2007. This amount assumes the successful completion of the Company’s proposed merger with Agere, which is expected to occur on April 2, 2007, pursuant to which Agere stock and stock options will be converted into LSI stock and stock options at the merger exchange ratio.

(10)	Includes options held by Mr. Norby to purchase 165,000 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(11)	Includes options held by Mr. O’Rourke to purchase 220,000 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(12)	Includes options held by Mr. Reyes to purchase 170,000 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(13)	Includes options held by Mr. Talwalkar to purchase 500,000 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(14)	Includes options held by Mr. Look to purchase 1,452,500 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(15)	Includes options held by Mr. Padval to purchase 1,238,010 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(16)	Includes options held by Mr. Richardson to purchase 162,500 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(17)	Includes options held by Mr. Santoni to purchase 397,300 shares, which are currently exercisable or will become exercisable within 60 days of the Record Date.

(18)	Mr. Zelayeta retired from the Company in August 2006.

(19)	Includes options to purchase an aggregate of 6,599,012 shares of the Company held by 11 executive officers and eight outside directors, which are currently exercisable or will become exercisable within 60 days of the Record Date. Does not include data with respect to Mr. Hill, Mr. Mancuso, Mr. Netravali and Mr. Zelayeta.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for its 2007 fiscal year and recommends that the stockholders vote for the ratification of such appointment. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will be permitted to make a statement if desired and will be available to answer appropriate questions. The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers and has concluded that the independence of PricewaterhouseCoopers is maintained and is not compromised by the services provided.

The following represents fees billed by PricewaterhouseCoopers for professional services provided in connection with the audit of the Company’s annual financial statements for the fiscal years 2006 and 2005, and other services during these fiscal years.

Nature of Services	2006	2005
	(In millions)($)	(In millions)($)

Audit Fees	3.1	2.6
Audit-Related Fees(1)	0.7	0
Tax Fees(2)	1.3	1.2
All Other Fees	0	0

(1)	Audit-related service fees include fees for accounting assistance primarily related to due diligence activities in connection with mergers and acquisitions.

(2)	Tax fees represent fees charged for services for tax advice, tax compliance and domestic and international tax planning.

Required Vote

The affirmative vote of a majority of the Votes Cast at the Annual Meeting will be required to approve PROPOSAL TWO.

Board Recommendation

The Board of Directors recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2007 fiscal year. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers the matters required under Statement on Auditing Standard No. 61 (Communication with Audit Committees), and has received written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) from PricewaterhouseCoopers and has discussed with them their independence.

Based on the review and discussion referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved the Audit Committee’s recommendation, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Dr. Malcolm R. Currie, Chairman
Charles A. Haggerty
James H. Keyes
R. Douglas Norby
Matthew J. O’Rourke

PROPOSAL THREE

STOCKHOLDER PROPOSAL ENTITLED
“DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL”

The Company has received a stockholder proposal from the United Brotherhood of Carpenters and Joiners of America (“United Brotherhood of Carpenters”), 101 Constitution Avenue, N.W., Washington, D.C. 20001. The United Brotherhood of Carpenters has requested that the Company include the following proposal and supporting statement in its proxy statement for the 2007 Annual Meeting, and if properly presented, this proposal will be voted on at the Annual Meeting. The United Brotherhood of Carpenters beneficially owns 6,200 shares of Company common stock. The stockholder proposal is quoted verbatim in italics below.

Management of the Company does not support the adoption of the resolution proposed below and asks stockholders to consider management’s response, which follows the stockholder proposal.

Vote Required

Approval of the stockholder proposal requires the affirmative vote of a majority of the Votes Cast.

Stockholder Proposal

Director Election Majority Vote Standard Proposal

Resolved:  That the shareholders of LSI Logic Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and General Electric, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board has not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Statement in Opposition to Stockholder Proposal

This proposal requests that the Company adopt a majority voting standard for director elections. The Company uses a plurality voting standard, the default standard under Delaware law. This voting standard provides that nominees who receive the most affirmative votes are elected to serve as directors.

The Board of Directors recently amended the Company’s Corporate Governance Guidelines (the “Guidelines”) in a manner that the Board believes addresses many of the proponent’s concerns. The recent amendments to the Company’s Guidelines provide that in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee would consider the resignation offer based on the circumstances that led to the majority “withheld” vote and would make a recommendation to the Board of Directors. Thereafter, the Board would promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer, including the reasons for rejecting the offer, if applicable. A copy of the Guidelines is located on the Company’s website at www.lsi.com.

The Board believes that the plurality voting standard that it uses for the election of directors is compatible with the cumulative voting provisions in the Company’s certificate of incorporation, which allow stockholders to aggregate their votes for a single director nominee, and, therefore, provide stockholders with a meaningful ability to express their preferences in the election of directors.

The Board also believes that it has a strong corporate governance process that is designed to identify and propose independent director nominees who will serve the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee, which is composed solely of independent directors, evaluates and recommends nominees for election based on their professional experience and their likelihood to enhance the Board’s ability to manage and direct the affairs and businesses of the Company. Relying on that process, the Company’s stockholders have historically elected strong and highly qualified directors, not only by a plurality, but by a substantial majority of the votes cast.

Board Recommendation

The Board unanimously recommends a vote “AGAINST” the stockholder proposal. Unless you indicate otherwise, your proxy will be voted “AGAINST” the proposal.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program and Overview

Our compensation program is intended to provide each of our executive officers with a comprehensive compensation package based on performance that will motivate each of them to drive the achievement of our corporate objectives. In 2006, our principal corporate objectives were (i) to exceed our financial goals and strengthen our financial foundation and ability to increase stockholder value, and (ii) to expand and strengthen our product portfolio and customer relationships in our targeted storage and consumer electronics markets.

Our compensation program is designed:

•	to align the interests of our executive officers with the long-term interests of our stockholders;

•	to pay market-competitive compensation that allows us to compete for top executive talent in the high technology industry; and

•	to attract, retain and reward individuals who contribute to our success.

To meet these objectives, we have adopted the following guidelines for our executive officer compensation program:

•	We seek to establish base salary levels and employee benefit programs that are based on competitive executive compensation practices. We do not, as a general rule, seek to be trendsetters in the marketplace with respect to executive compensation; but due to our stature as a medium-sized company competing with larger companies for scarce executive talent, we feel compelled to set compensation in a manner that maintains our attractiveness and competitiveness in the high-technology industry.

•	We seek to utilize short-term cash incentives that are paid based upon our achievement of specified corporate financial goals and that vary according to an individual’s contribution to our performance. These cash incentive programs result in a substantial portion of the aggregate annual cash compensation of our executive officers being contingent upon our performance and upon the individual contributions of our executive officers to our success.

•	We seek to offer equity opportunities that create long-term incentives for improving total stockholder return. We believe that offering our executive officers the ability to acquire ownership of our common stock through receipt of stock options and restricted stock units aligns the interests of our executives with the long-term interests of our stockholders.

Compensation Committee

The Compensation Committee of our Board of Directors administers our executive officer compensation programs. The Compensation Committee determines the appropriate levels of compensation for each executive officer and the appropriate allocations between long-term and short-term compensation and between cash and non-cash elements of compensation. In determining appropriate executive compensation levels and compensation elements, the Compensation Committee considers our corporate objectives and the objectives of our executive officer compensation programs and approves and recommends the chief executive officer compensation structure to the Board of Directors.

The members of the Compensation Committee are selected by our Board of Directors. As of the mailing date of the proxy statement, the Compensation Committee consists of five non-employee, independent members of the Board of Directors: Mr. Matthew J. O’Rourke (Chairman), Dr. Malcolm R. Currie, Mr. Charles A. Haggerty, Mr. James H. Keyes and Mr. Gregorio Reyes. None of the Compensation Committee members has any interlocking relationships as defined by the Securities and Exchange Commission. Each Compensation Committee member qualifies as an “outside” director under Section 162(m) of the Internal Revenue Code and as a “non-employee” director under Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate (and as described below for 2006).

During 2006, the Compensation Committee held four (4) formal sessions to review our compensation programs and policies, which were held on the same dates as regular meetings of our Board of Directors. In addition, the Compensation Committee held a telephonic meeting in December 2006 to discuss, among other things, the bonus pool for 2006. The Compensation Committee also signed a unanimous written consent in May 2006 to grant Andrew S. Hughes equity awards in connection with his appointment by the Board of Directors to the position of General Counsel of the Company.

Although the Compensation Committee acts independently, the entire Board of Directors often attends the meetings of the Compensation Committee, as well as the meetings of other committees of the Board of Directors. The Compensation Committee also invites the Board’s employee benefits counsel (a member of Wilson Sonsini Goodrich & Rosati) to attend most of the Compensation Committee meetings. The Compensation Committee occasionally calls executive sessions during which members of management and/or non-independent directors are excluded from attendance.

Compensation Consultant

The Compensation Committee engaged Hewitt, an independent compensation consulting firm, to assist the Compensation Committee in its review of proposed 2006 compensation for the executive officers. Hewitt has been providing consulting services to the Compensation Committee since late 2005. Hewitt has not provided any consulting services to LSI other than the services that it has provided as a consultant to the Compensation Committee.

External Benchmarks of Competitive Compensation Practices

In analyzing our executive officer compensation programs, the Compensation Committee reviews benchmarks established from an analysis of the executive compensation practices of a designated peer group of companies. For 2006, our designated peer group included 25 high technology companies, including semiconductor, storage systems, storage components and networking companies. This group of companies was selected by our management and reviewed and approved by the Compensation Committee, which believes that these companies are generally similar to us in terms of size, revenue and business objectives and that they are the principal companies with whom we compete for talent. The companies in the peer group for 2006 were:

Adaptec, Inc.	KLA-Tencor Corporation
Advanced Micro Devices, Inc.	Lam Research Corporation
Agere Systems Inc.	Linear Technology Corporation
Altera Corporation	Marvell Technology Group Ltd.
Analog Devices, Inc.	Micron Technology, Inc.
Applied Materials, Inc.	National Semiconductor Corporation
Atmel Corporation	Network Appliance, Inc.
Broadcom Corporation	NVIDIA Corporation
Brocade Communications Systems	QLogic Corporation
Conexant Systems, Inc.	Qualcomm, Inc.
Cypress Semiconductor Corporation	Sun Microsystems, Inc.
EMC Corporation	Xilinx, Inc.
Fairchild Semiconductor International

This peer group of companies is the same as the group of companies that was used by our management and the Compensation Committee to benchmark compensation information for 2005, with the exception that Sun Microsystems, Inc. was substituted for Storage Technology Corporation in the 2006 list after Storage Technology Corporation was acquired by Sun Microsystems.

The Compensation Committee provided Hewitt with information concerning our executive compensation practices (base salary, target bonuses and equity compensation) for the purpose of benchmarking our practices against industry norms. Information is also compiled regarding the compensation practices of other companies from, and we contribute information to, a national survey of executive compensation practices called the “Radford Executive Survey.” Of the 25 peer group companies listed above, 22 of the companies participated in the Radford Executive Survey. Hewitt analyzed the data in the Radford Executive Survey regarding the 22 companies that participated in the Radford Executive Survey, in conjunction with its own internal database of information and information compiled from publicly available sources, such as corporate proxy statements. For the three peer group companies that did not participate in the Radford Executive Survey, Hewitt compiled compensation data solely from publicly available information. Using this information, Hewitt developed proposed compensation recommendations, and presented the information and its proposed recommendations to the Compensation Committee.

The benchmarking studies conducted by our management and Hewitt provided information for each of base salary, target bonus and equity compensation, as well as total compensation. We typically aim to have the aggregate of base salary, bonus and equity compensation fall within the 3rd quartile (that is, between the 50th and 75th percentiles) of our designated peer group.

The Compensation Committee considers the recommendations presented by Hewitt, but the Compensation Committee acts independently and is not bound to accept, and does not always accept, Hewitt’s recommendations. For 2006, the Compensation Committee reviewed, discussed and proposed certain changes to Hewitt’s recommendations.

The Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including each of the elements of compensation discussed below, and determined the amounts to be reasonable and competitive for the high technology industry and within our designated peer group of companies. In addition, the Compensation Committee reviewed and recommended for approval to the Board of Directors the chief executive officer’s compensation package.

Elements of Compensation

Our executive officer compensation program includes a number of elements of compensation. The principal elements of our executive officer compensation program include:

•	base salary;

•	bonus incentives, which consisted of a cash bonus for Mr. Talwalkar, which for part of the year was guaranteed at the time of his 2005 hiring and paid in 2006, and cash incentive bonuses for Mr. Talwalkar and our other executive officers based on 2006 organizational and personal performance goals (which were paid in early 2007);

•	stock options;

•	restricted stock units;

•	executive perquisites, and

•	benefits that are generally available to all of our employees.

Our executive officers do not receive deferred compensation, retirement benefits or any other benefits other than eligibility to participate in the same programs and on the same basis as all of our other employees.

Other than with respect to generally available benefits, the Compensation Committee reviews each element of compensation separately and total compensation as a whole. The Compensation Committee determines the appropriate mix of elements with a view to furthering our compensation objectives and to ensuring that we remain competitive with the executive officer compensation practices of our designated peer group of companies.

The overall compensation packages for the Named Executive Officers in 2006 was not materially increased nor materially decreased from 2005.

In determining the extent of the use and the weight of each element of compensation, the Compensation Committee considers the effect and importance of each element in meeting our compensation objectives. For example, base salary, executive perquisites and generally available benefits allow us to remain competitive in the marketplace in order to continue to attract top talent. Bonuses based on the achievement of organizational and personal performance goals provide incentives to our executive officers to achieve our business goals and improve stockholder return, while allowing us to stay competitive in the marketplace. Stock options and restricted stock units also provide incentives to our executive officers to increase stockholder value, as well as to remain with LSI. The Compensation Committee generally considers whether a proposed mix of all of the elements of a compensation package meet our compensation objectives when taken as a whole.

Although our executive officers are entitled to certain severance and change-in-control benefits (as described below), the Compensation Committee generally does not consider such benefits to be elements of compensation for purposes of its annual review of the compensation of our executive officers, because such benefits may not ever become payable to our executive officers and receipt of such benefits may not be, in whole or in part, within the control of our executive officers. In determining annual executive compensation, the Compensation Committee also does not typically take into consideration amounts realizable from prior grants of equity compensation or gains on such compensation, as the Compensation Committee believes that this could impair the achievement of the compensation goals for the current fiscal year.

Base Salary

The Compensation Committee reviews and determines the base salaries of our executive officers on an annual basis, in connection with the hiring of a new executive officer and in connection with changes in the job responsibility or title of an executive officer. The Compensation Committee typically conducts its annual review of base salaries in February of each year. To maintain competitiveness, we target total compensation, including base salary, target bonus percentage and equity compensation, within the 3rd quartile of our designated peer group. This target, and our need to stay competitive among our peer group, is the primary determinant of base salary, although the Compensation Committee also takes into account an individual’s performance and the base salary levels of our other executive officers. For the last three years (including 2006), the Compensation Committee has budgeted base salary increases of three percent (3%) or four percent (4%) per year for our executive officers, although actual salary increases have varied from such amount and our executive officers have not necessarily received a salary increase every year. The actual salary increases for some of our Named Executive Officers has deviated from this three percent (3%) or four percent (4%) budget in some cases, but not materially. Mr. Talwalkar did not receive an increase in base salary for 2006.

Bonus Incentives

We have a cash incentive plan that provides for payments of annual cash bonuses to our executive officers (other than the Chief Executive Officer) and to other members of our senior management based on corporate performance and personal performance goals, subject to a maximum aggregate budget for all awards under the plan.

The Compensation Committee establishes bonus targets for each executive officer as a percent of such executive officer’s base salary. We do not target the cash incentive bonus element of our executive officer compensation programs at a specific percentile of the bonuses paid by our designated peer group companies, but we do target that aggregate compensation (the combination of base salary, target bonuses and equity compensation) should fall within the 3rd quartile (that is, between the 50th and 75th percentiles) of aggregate compensation for our designated peer group of companies.

For each year, the Compensation Committee establishes certain minimum financial goals that we must meet before bonuses will be paid under our cash incentive plan, as well as certain maximum levels of aggregate bonus payments. For 2006, the Compensation Committee established certain minimum operating income thresholds that needed to be achieved before any payments would be made to any of our employees under our cash incentive plan, with higher minimum operating income thresholds being established before any bonus payments would be made to any of our executive officers. The Compensation Committee selected operating income as the basis for the targeted corporate performance goals because the Compensation Committee deemed operating income to be the best expression of our financial success for these purposes. For 2006, the Compensation Committee also determined that total payouts under our cash incentive plan with respect to 2006 should not exceed eight percent (8%) of our operating income for 2006.

The Compensation Committee generally seeks to establish corporate performance goals that are achievable, but that are set at a level such that the achievement of the goals will take significant effort by the executive officers and is not assured. For 2006, the initial corporate performance goals were established by the Compensation Committee in February 2006. At the time when the 2006 corporate operating income goals were set, the Compensation Committee believed that it would be difficult to fully meet the goals as determined by internal Company methodology from internal management reports. Later in the year, the Compensation Committee reviewed the initially-established 2006 operating income targets and determined that such targets were no longer realistic under then current business conditions. As a result, the Compensation Committee modified the minimum required operating income levels in August 2006, but left the proposed maximum aggregate size of the bonus pool the same. We exceeded these modified minimum required operating income levels for 2006.

In addition to the corporate performance goals, the Compensation Committee also considers an executive officer’s individual performance against specific performance goals for such executive officer in determining bonus payments for each executive officer.

The Compensation Committee made final determinations of 2006 cash incentive bonus payments for our executive officers at its February 2007 meeting. At this same meeting, the Compensation Committee determined Mr. Talwalkar’s bonus for 2006.

Equity Awards

We currently grant both stock options and restricted stock units to our executive officers under our stockholder-approved equity incentive plans. We believe that granting a mix of stock options and restricted stock units will maintain strong emphasis on corporate performance while meeting our employee retention objectives. The Compensation Committee grants stock options and restricted stock units annually, at pre-scheduled meetings, to the Named Executive Officers, except with respect to promotions and new hires. Since awards are typically granted only at pre-scheduled meetings, the release of material non-public information does not affect the timing of awards. During 2006, the Compensation Committee granted equity awards to our executive officers at the Compensation Committee’s meeting in February 2006. In addition, the Compensation Committee granted equity awards to Andrew S. Hughes in May 2006 by unanimous written consent, in connection with Mr. Hughes’ promotion to the position of General Counsel of the Company. Stock options are granted at an exercise price equal to the fair market value of our common stock on the date of grant.

Stock Options

With respect to stock options, the Compensation Committee maintains a set of guidelines for grants to individual executive officers. The Compensation Committee’s guidelines specify different levels of recommended option grants to our Chief Executive Officer, our Executive Vice Presidents, our Senior Vice Presidents and our Vice Presidents. The guidelines were developed by our management, and were reviewed and approved by the Compensation Committee after consultation with Hewitt and review of the same benchmarking data obtained by us or Hewitt regarding our designated peer group of companies as described above. Stock option grants were made to certain of our executive officers during 2006 by reference to the guidelines. The Compensation Committee sometimes deviates from the guidelines in specific cases and often limits the size of equity grants to limit dilution.

We do not separately target the equity element of our executive officer compensation programs at a specific percentile of the equity compensation granted by our designated peer group companies, but, as noted earlier, we do target that aggregate compensation (the combination of base salary, target bonuses and equity compensation) should fall within the 3rd quartile (that is, between the 50th and 75th percentiles) of aggregate compensation for our designated peer group of companies. Accordingly, the Compensation Committee determines the appropriate level of stock option and restricted stock unit compensation with a view to establishing an overall competitive compensation package. In setting equity award levels, we also take into consideration the impact of equity-based awards on the dilution of our stockholder’s interests in our common stock.

Our stock options generally have a seven-year maximum term and typically are scheduled to vest in equal annual installments over a four-year period. However, one-half of the stock options that were granted to Mr. Talwalkar in 2005 are scheduled to vest in full only after he has been in service to the Company for six years, subject to acceleration if he meets certain performance goals. The Compensation Committee felt that it was appropriate to apply this vesting schedule to Mr. Talwalkar to provide a tighter correlation between our performance and his individual compensation, since Mr. Talwalkar is in a unique position to affect and direct our business and operations. The general seven-year maximum term of our stock options was implemented recently with the then-proposed adoption of FAS(R) (previously our stock options provided for a ten-year term) because it reduces the accounting costs associated with stock options having longer terms and it also assists us in managing the “overhang” associated with outstanding stock options. “Overhang” is the number of options outstanding divided by the Company’s total shares outstanding. A high “overhang” indicates that there are a large number of unexercised stock options outstanding, which, if exercised, could dilute the value of our common stock. Stock options are awarded with exercise prices equal to the fair market value of the underlying stock as of the date of grant.

We grant stock options because we believe that they provide effective incentives to increase long-term stockholder value. Since stock options provide value to an option holder only if the value of our common stock increases over the exercise price of the stock option, stock options encourage employees to work to increase the value of our stock. As a result, stock options are a “pay for performance” tool that rewards the recipients for helping to achieve increases in the value of our stock, as well as a retention tool to maintain executive commitment to the Company as stock option value grows.

Restricted Stock Units

Restricted stock units are awards that are paid in shares of our common stock upon vesting. Restricted stock units typically vest in equal annual installments over a four-year period, although we awarded restricted stock units to Mr. Talwalkar in 2005 that vest in equal annual installments over three years. Restricted stock units differ from stock options in that the primary purpose of restricted stock units is to encourage retention with the Company, as opposed to the primary incentive purpose of a stock option. Restricted stock units have immediate value to recipients because they generally are paid in shares as soon as the award vests and the shares have no or little out-of-pocket cost to the recipient.

Executive Perquisites

In addition to benefits generally available to all of our employees as described below, we provide the following perquisites to the Named Executive Officers. We provide these perquisites to offer market-competitive compensation and to attract top executive talent.

•	Car Allowance: We pay a car allowance of $1,000 per month in cash to our Chief Executive Officer and $800 per month in cash to our other executive officers, which amounts are included in the total cash compensation for each Named Executive Officer. This car allowance is intended to cover all incidental expenses associated with a Named Executive Officer’s use of a personal automobile for business purposes. As such, the Named Executive Officers are not reimbursed for personal car mileage, gas or any costs associated with the upkeep or maintenance of their personal automobile.

•	Annual Tax and Financial Counseling: We reimburse the Named Executive Officers for expenses incurred for tax planning and preparation, up to a maximum of $3,500 annually for our Chief Executive Officer and up to $2,500 annually for the other Named Executive Officers.

•	Estate Tax Planning: We reimburse the Named Executive Officers a lifetime maximum of up to $5,000 of legal expenses incurred by a Named Executive Officer for estate and trust planning expenses.

•	Executive Physical: We reimburse the Named Executive Officers for the cost of an annual physical examination.

•	Travel Lounge Membership: We reimburse the Named Executive Officers for the cost of one annual airline club membership fee.

•	Travel/Living Expense: We pay an annual housing allowance of $60,000 to our Chief Executive Officer and we make lease payments for an apartment in California that is used by two other executive officers who do not reside in California. We also reimburse our Chief Executive Officer and these two other executive officers for certain airfare, car rental and other travel-related expenses. We agreed to provide these perquisites to our Chief Executive and certain other executive officers in order to attract them to join us at a time when they did not live in California.

Historically, the Compensation Committee has also retained the discretion to award continuation of company-paid medical coverage to certain highly-ranked employees from the time of their retirement from the Company until they and their eligible dependants reach the age of 65. In 2006, this coverage was offered to Mr. Joseph M. Zelayeta, our former Executive Vice President, Corporate Initiatives, and Mr. David G. Pursel, our former General Counsel. In November 2006, the Compensation Committee decided that it would not offer this coverage to any other executives in the future.

We also offer our executive officers the opportunity to enter into Rule 10b5-1 stock trading plans pursuant to which the executive officers can establish pre-determined programs for the purchase or sale of Company shares. This type of stock trading plan allows executive officers, at a time when he or she has no material non-public information, to schedule future sales or purchases of our common stock without causing a violation of our insider trading policy or applicable securities laws.

Other Benefits

The Named Executive Officers also participate in the same medical, dental, life insurance, disability coverage and other benefits that are provided to all of our US-based employees, as described below.

•	Medical, Dental, Vision, Employee Assistance Program, Flexible Spending and Disability Coverage: We make benefits such as medical, dental, vision, employee assistance program, flexible spending accounts and disability coverage available to all of our U.S.-based employees through our active employee benefit plans. Under these generally available plans, the Named Executive Officers are eligible to receive up to $15,000 per month in long-term disability coverage on the same basis as the rest of our U.S. salaried employees. The value of these benefits provided to the Named Executive Officers is not required to be included in the Summary Compensation Table since these benefits are made available on a companywide basis to all of our U.S. salaried employees. The cost to the Company of these benefits in 2006 for the Named Executive Officers was as follows:

Cost of Active
Officer	Benefits

Abhijit Y. Talwalkar President and Chief Executive Officer	$11,177.30
Bryon Look Executive Vice President and Chief Financial Officer	$12,969.74
Umesh Padval Executive Vice President, Consumer Products Group	$13,041.14
D. Jeffrey Richardson Executive Vice President, Custom Solutions Group	$11,177.30
Flavio Santoni Executive Vice President, Worldwide Storage Sales and Marketing	$12,969.74
Joseph M. Zelayeta Former Executive Vice President, Corporate Initiatives	$8,343.97

•	Life and Travel Accident Insurance: We provide life insurance coverage to the Named Executive Officers in an amount up to four times the executive’s annual salary (up to a maximum of $1,500,000). In case of accidental death, the benefit amount is doubled. The Named Executive Officers may purchase supplemental life insurance to a maximum benefit of $750,000 at their own expense. The Named Executive Officers are also covered by a business travel accident policy of $300,000. The life and travel accident insurance coverage that is provided to our Named Executive Officers is two times what is generally available to our other U.S.-based employees.

•	Company 401(k) Plan: We maintain a 401(k) plan for the benefit of all of our U.S. employees in order to allow our employees to accumulate savings for retirement. We make a contribution to our 401(k) plan each year based on our profitability during the year, subject to the maximum contributions and other rules prescribed by Federal law governing such plans. Our Named Executive Officers are eligible to participate in our 401(k) plan and receive employer contributions on the same basis as any other U.S.-based employee.

•	Employee Stock Purchase Plan: We maintain a Section 423 qualified Employee Stock Purchase Plan that provides our employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value of the stock at the beginning of the one-year offering period or at the end of each 6-month purchase period. This benefit is made available to the Named Executive Officers on the same basis as it is offered to all of our employees.

•	Other Paid Time-Off Benefits: We also provide vacation and other paid holidays to all of our employees, including the Named Executive Officers, which are comparable to those provided at our designated peer group of companies.

We do not have any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other U.S.-based employees.

Severance and Change-in-Control Agreements

We have entered into change-in-control agreements with our executive officers (other than Mr. Talwalkar, who has a different agreement). These agreements were designed to help ensure the continued services of our executive officers in the event that a change-in-control of the Company becomes a possibility, and to assist our executive officers in transitioning out of the Company if, as a result of a change-in-control, they lose their positions. We believe that the benefits and payments that our executive officers may become eligible to receive in connection with a change-in-control will help to ensure that our management team is able to evaluate objectively whether a potential change-in-control of the Company is in the best interests of the Company and its stockholders. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the basis for selecting events triggering payments in the agreements. A summary of the change-in-control severance agreements is set forth in “Executive Compensation — Change-in-Control and Employment Agreements — Change-in-Control Agreements.”

The Compensation Committee reviewed the executive officers’ change-in-control agreements with Hewitt in 2006. Hewitt presented the Compensation Committee with data that indicated that our change-in-control agreements are generally in line with market practices, although they may be more egalitarian than the practices of many other companies. We have generally provided the same change-in-control agreements to most of our executive officers and have not differentiated the arrangements among executive officer positions as much as many other companies. The Compensation Committee intends to periodically review the total potential change-in-control costs to ensure that it and the Board of Directors understand the potential costs in various termination scenarios.

Compensation of our Chief Executive Officer

On May 23, 2005, the Company entered into an employment agreement with our newly appointed President and Chief Executive Officer, Abhijit Y. Talwalkar. Mr. Talwalkar has not entered into the form of change-in-control severance agreement to which each of the other executive officers is a party. In order to attract and to retain Mr. Talwalkar, and due to the higher level of responsibility that he has as our President and Chief Executive Officer (as compared to the other executive officers), Mr. Talwalkar’s benefits and payments pursuant to his employment agreement in connection with his separation from employment with the Company (whether or not in connection with a change-in-control) differ from the benefits and payments that the other executive officers are eligible to receive under their change-in-control severance agreements. A summary of Mr. Talwalkar’s employment agreement is set forth in “Executive Compensation — Change-in-Control and Employment Agreements — CEO Employment Agreement.”

Stock Ownership Guidelines

We do not currently have any stock ownership guidelines for our directors or executive officers. In 2006, the Compensation Committee consulted with Hewitt regarding the benefits and drawbacks associated with stock ownership guidelines, but determined not to implement stock ownership guidelines at this time.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on the Company and our executive officers. For instance, the seven-year maximum term that typically applies to stock options was implemented because, among other reasons, it reduces the accounting costs associated with stock options with longer terms. For incentive-based compensation, the Compensation Committee considers the desirability to qualify for deductibility by the Company under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by the Company for tax purposes. The Compensation Committee balances the desirability to qualify for such deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our corporate goals as described above. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, although we decided to include Mr. Talwalkar’s bonus under our shareholder-approved incentive plan to allow the bonus amounts to be deductible for Section 162(m) purposes, the Compensation Committee paid the bonuses to the other Named Executive Officers outside of this plan. In addition, the restricted stock units granted to our executive officers are not designed to qualify for this deduction. The aggregate amount of compensation in 2006 that will not qualify for Section 162(m) deductibility will be approximately $1.6 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee
Matthew J. O’Rourke, Chairman
Dr. Malcolm R. Currie
Charles A. Haggerty
James H. Keyes
Gregorio Reyes

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive Plan	Deferred	All Other
Name and Principal				Stock	Option		Compensation	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(2)		($)(4)	Earnings ($)	($)(5)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)		(j)

Abhijit Y. Talwalkar President and Chief Executive Officer	2006	800,000	—	1,020,734	3,590,908	(3)	800,000	—	147,180		6,358,822
Bryon Look Executive Vice President and Chief Financial Officer	2006	400,000	—	126,639	752,079		170,000	—	25,831		1,474,549
Umesh Padval Executive Vice President, Consumer Products Group	2006	368,174	—	177,828	665,970		100,000	—	27,997		1,339,969
D. Jeffrey Richardson Executive Vice President, Custom Solutions Group	2006	400,000	—	361,184	607,715		190,000	—	81,281		1,640,180
Flavio Santoni Executive Vice President, Worldwide Storage Sales & Marketing	2006	347,074	—	122,266	529,671		170,000	—	23,071		1,192,082
Joseph M. Zelayeta Former Executive Vice President, Corporate Initiatives(6)	2006	402,923	85,000	67,454	622,675		N/A	—	227,784	(7)	1,405,836

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for restricted stock units granted in and prior to 2006. The assumptions used in these calculations are set forth in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. As a result of Mr. Zelayeta’s retirement from the Company, 275,000 unvested stock options were forfeited.

(2)	The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31 2006, in accordance with FAS 123(R) for stock options granted in and prior to 2006. The assumptions used in these calculations are set forth in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. As a result of Mr. Zelayeta’s retirement from the Company, 30,000 unvested restricted stock units were forfeited.

(3)	This amount includes a pro-rata fair value determination of certain performance-based shares that were granted to Mr. Talwalkar at hire in 2005. The shares subject to such option will vest based on Mr. Talwalkar attaining certain performance criteria determined by the Compensation Committee of the Board of Directors. The shares subject to such option are scheduled to fully vest six years after the date of grant, whether or not the performance goals are met, subject to Mr. Talwalkar’s continued employment with the Company on each scheduled vesting date. No portion of these shares vested in the last fiscal year.

(4)	These amounts were paid in February 2007.

(5)	The table below entitled “Components of All Other Compensation” provides a breakdown for the amounts provided in column (i).

(6)	Mr. Zelayeta retired from the Company in August 2006. Upon his retirement, 275,000 unvested stock options and 30,000 unvested restricted stock units were forfeited and reverted to the Company’s stock plans from which they were granted originally. In addition, 1,270,000 vested stock options remained unexercised within 90 days of the termination date and were forfeited and reverted to the Company’s stock plans from which they were granted originally. The amounts in the table reflect all stock that vested prior to his retirement.

(7)	For Mr. Zelayeta, “All Other Compensation” includes an additional amount of $207,500, paid pursuant to an agreement dated August 14, 2006 between the Company and Mr. Zelayeta, a copy of which was filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission on August 14, 2006.

The following table sets forth components of all other compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

Components of All Other Compensation

					Annual	Annual
	Life		Tax &		Premium	Premium	Travel	401(k)	Travel/
	Insurance	Auto	Financial	Estate	Basic Life	AD&D	Lounge	Matching	Living		Annual	Profit
Name	Premium	Allowance	Planning	Planning	Insurance	Insurance	Membership	Contributions	Expense		Physical	Sharing
(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)		($)(k)	($)(l)

Abhijit Y. Talwalkar	840	12,000	980	0	1,080	216	300	10,169	116,518	(A)	0	5,077
Bryon Look	1,932	9,600	0	0	1,080	216	0	10,246	0		1,142	1,615
Umesh Padval	1,260	9,600	2,500	0	1,080	216	350	9,941	0		1,531	1,519
D. Jeffrey Richardson	840	9,600	850	0	1,080	216	300	9,708	57,072	(B)	0	1,615
Flavio Santoni	1,260	9,600	475	4,000	1,009	202	350	4,761	0		0	1,414
Joseph M. Zelayeta(C)	3,625	6,400	0	0	720	144	0	9,395	0		0	0

(A)	For Mr. Talwalkar, the amount in column (j) reflects $60,000 in housing allowance, $9,284 in other related travel expenses and $47,234 as an incremental amount of income tax gross-up to cover the housing allowance and commuting expenses.

(B)	For Mr. Richardson, the amount in column (j) reflects $19,798 in airfare, car rental and airport parking fees, $17,042 in payments for an apartment located in California that was leased in the Company’s name for use by Mr. Richardson (and one other executive officer) and $20,232 as an incremental amount of income tax gross-up to cover the apartment rental and commuting fees.

(C)	See also footnote (7) to the Summary Compensation Table for additional amounts paid to Mr. Zelayeta under “All Other Compensation.”

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2006

								All	All
								Other	Other
								Stock	Option
								Awards:	Awards:	Exercise or	Grant
								Number of	Number of	Base	Date Fair
					Estimated Future Payouts Under			Shares of	Securities	Price	Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)(2)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Abhijit Y. Talwalkar	N/A	0	800,000	2,000,000	—	—	—	—	—	—	—
Bryon Look	N/A	0	220,000	440,000	—	—	—	—	—	—	—
	2/8/06	—	—	—	—	—	—	—	150,000	9.39	502,185
	2/20/06	—	—	—	—	—	—	40,000	—	—	380,000
D. Jeffrey Richardson	N/A	0	220,000	440,000	—	—	—	—	—	—	—
	2/8/06	—	—	—	—	—	—	—	150,000	9.39	502,185
	2/20/06	—	—	—	—	—	—	50,000	—	—	475,000
Umesh Padval	N/A	0	206,938	413,876	—	—	—	—	—	—	—
	2/8/06	—	—	—	—	—	—	—	100,000	9.39	334,790
Flavio Santoni	N/A	0	192,610	385,220	—	—	—	—	—	—	—
	2/8/06	—	—	—	—	—	—	—	125,000	9.39	418,488
Joseph M. Zelayeta(3)	N/A	0	228,250	456,500	—	—	—	—	—	—	—

(1)	Represents restricted stock units granted under the Company’s 2003 Equity Incentive Plan (the “2003 Plan”).

(2)	Represents stock options granted under the Company’s 1991 Equity Incentive Plan (the “1991 Plan”).

(3)	Mr. Zelayeta retired from the Company in August 2006. He did not receive any payout under a non-equity incentive plan award for fiscal year 2006. Further, he did not receive any stock options or restricted stock units in fiscal year 2006.

For a description of the terms of Mr. Talwalkar’s employment agreement, see “Executive Compensation — Change-in-Control and Employment Agreements — CEO Employment Agreement.”

Under the 1991 Plan, the Company may grant stock options to employees, officers and consultants, with an exercise price that is no less than the fair market value of the stock on the date of grant. The term of each option is determined by the Board of Directors and, for options granted on or after February 12, 2004, the term of the options is generally seven years. Options generally vest in annual increments of 25% per year commencing one year from the date of grant. With respect to shares previously approved by stockholders, no incentive stock options may be granted under this plan after March 2001.

The 2003 Plan was approved by stockholders in May 2003. Under this plan, the Company may grant stock options or restricted stock to employees, officers and consultants. Stock options have an exercise price that is no less than the fair market value of the stock on the date of grant. The term of each option or restricted stock award is determined by the Board of Directors and, for option grants on or after February 12, 2004, is generally seven years. Options generally vest in annual increments of 25% per year commencing one year from the date of grant. Restricted stock awards may be granted with the vesting requirements determined by the Board of Directors.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards						Stock Awards
										Equity	Equity
				Equity						Incentive	Incentive
				Incentive						Plan	Plan
				Plan						Awards:	Awards:
				Awards:					Market	Number of	Market or
	Number of	Number of		Number of			Number of		Value of	Unearned	Payout Value of
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units	Unearned
	Underlying	Underlying		Underlying			Units of		Units of	or Other	Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Other Rights
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Abhijit Y. Talwalkar	0	2,000,000	(1)	—	7.38	6/1/2012	333,334	(4)	3,000,006	—	—
	125,000	375,000	(2)	—	6.13	5/23/2012	—		—	—	—
	375,000	1,125,000	(3)	—	6.13	5/23/2012	—		—	—	—
Bryon Look	0	150,000	(5)	—	9.39	2/8/2013	60,000	(9)	540,000	—	—
	37,500	112,500	(6)	—	6.23	2/10/2012	—		—	—	—
	100,000	100,000	(7)	—	10.70	2/12/2011	—		—	—	—
	187,500	62,500	(8)	—	5.06	3/20/2013	—		—	—	—
	200,000	0		—	18.69	11/15/2011	—		—	—	—
	300,000	0		—	18.19	12/4/2010	—		—	—	—
	50,000	0		—	40.13	8/18/2010	—		—	—	—
	100,000	0		—	52.13	2/17/2010	—		—	—	—
	120,000	0		—	29.44	8/13/2009	—		—	—	—
	70,000	0		—	9.47	8/14/2008	—		—	—	—
	20,000	0		—	11.50	11/14/2007	—		—	—	—
	80,000	0		—	20.94	5/5/2007	—		—	—	—
Umesh Padval	0	100,000	(10)	—	9.39	2/8/2013	75,000	(15)	675,000	—	—
	50,000	150,000	(11)	—	7.38	6/1/2012	—		—	—	—
	50,000	150,000	(12)	—	6.23	2/10/2012	—		—	—	—
	50,000	50,000	(13)	—	4.50	8/12/2011	—		—	—	—
	37,500	12,500	(14)	—	9.46	8/13/2013	—		—	—	—
	100,000	0		—	12.80	5/1/2012	—		—	—	—
	100,000	0		—	22.37	8/16/2011	—		—	—	—
	91,560	0		—	9.79	4/2/2009	—		—	—	—
	683,950	0		—	7.55	9/10/2008	—		—	—	—
D. Jeffrey Richardson	0	150,000	(16)	—	9.39	2/8/2013	116,667	(18)	1,050,003	—	—
	125,000	375,000	(17)	—	7.94	6/13/2012	—		—	—	—
Flavio Santoni	0	125,000	(19)	—	9.39	2/8/2013	45,000	(25)	405,000	—	—
	18,800	18,800	(20)	—	6.39	10/29/2011	—		—	—	—
	94,000	94,000	(21)	—	10.64	2/12/2011	—		—	—	—
	56,250	18,750	(22)	—	9.46	8/13/2013	—		—	—	—
	37,500	12,500	(23)	—	5.06	3/20/2013	—		—	—	—
	75,000	25,000	(24)	—	5.06	3/20/2013	—		—	—	—
Joseph M. Zelayeta (26)	—	—		—	—	—	—		—	—	—

(1)	On June 1, 2005, Mr. Talwalkar was granted nonstatutory stock options to purchase 2,000,000 shares of the Company’s common stock under the 2003 Equity Incentive Plan. The shares subject to such option are scheduled to vest based on Mr. Talwalkar attaining certain performance criteria determined by the Compensation Committee of the Board of Directors. The shares subject to such option are scheduled to fully vest six years after the date of grant, whether or not the performance goals are met and subject to Mr. Talwalkar’s continued employment with the Company on each scheduled vesting date. No portion of the Additional Option vested in the last fiscal year.

(2)	The option was granted on May 23, 2005. Assuming continued employment with the Company on each scheduled vesting date, 125,000 shares will vest on May 23 of each of 2007, 2008 and 2009.

(3)	The option was granted on May 23, 2005. Assuming continued employment with the Company on each scheduled vesting date, 375,000 shares will vest on May 23 of each of 2007, 2008 and 2009.

(4)	The restricted stock units were granted on May 23, 2005. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 166,667 shares will vest on May 23 of each of 2007 and 2008.

(5)	The option was granted on February 8, 2006. Assuming continued employment with the Company on each scheduled vesting date, 37,500 shares will vest on February 8 of each of 2007, 2008, 2009 and 2010.

(6)	The option was granted on February 10, 2005. Assuming continued employment with the Company on each scheduled vesting date, 37,500 shares will vest on February 10 of each of 2007, 2008 and 2009.

(7)	The option was granted on February 12, 2004. Assuming continued employment with the Company on each scheduled vesting date, 50,000 shares will vest on February 12 of each of 2007 and 2008.

(8)	The option was granted on March 20, 2003. Assuming continued employment with the Company on each scheduled vesting date, 62,500 shares will vest on March 20, 2007.

(9)	The restricted stock units were granted on February 20, 2006 and August 12, 2004. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 10,000 shares will vest on February 20 of each of 2007, 2008, 2009 and 2010 and 10,000 units will vest on August 12 of each of 2007 and 2008.

(10)	The option was granted on February 8, 2006. Assuming continued employment with the Company on each scheduled vesting date, 25,000 shares will vest on February 8 of each of 2007, 2008, 2009 and 2010.

(11)	The option was granted on June 1, 2005. Assuming continued employment with the Company on each scheduled vesting date, 50,000 shares will vest on June 1 of each of 2007, 2008 and 2009.

(12)	The option was granted on February 10, 2005. Assuming continued employment with the Company on each scheduled vesting date, 50,000 shares will vest on February 10 of each of 2007, 2008 and 2009.

(13)	The option was granted on August 12, 2004. Assuming continued employment with the Company on each scheduled vesting date, 25,000 shares will vest on August 12 of each of 2007 and 2008.

(14)	The option was granted on August 13, 2003. Assuming continued employment with the Company on each scheduled vesting date, 12,500 shares will vest on August 13, 2007.

(15)	The restricted stock units were granted on June 20, 2005, February 20, 2005 and August 12, 2004. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 12,500 shares will vest on June 20 of each of 2007, 2008 and 2009, 7,500 shares will vest on February 20 of each of 2007, 2008 and 2009 and 7,500 shares will vest on August 12 of each of 2007 and 2008.

(16)	The option was granted on February 8, 2006. Assuming continued employment with the Company on each scheduled vesting date, 37,500 shares are scheduled to vest on February 8 of each of 2007, 2008, 2009 and 2010.

(17)	The option was granted on June 13, 2005. Assuming continued employment with the Company on each scheduled vesting date, 125,000 shares will vest on June 13 of each of 2007, 2008 and 2009.

(18)	The restricted stock units were granted on February 20, 2006 and June 20, 2005. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 12,500 shares will vest on February 20 of each of 2007, 2008, 2009 and 2010, 33,333 shares will vest on June 20, 2007 and 33,334 shares will vest on June 20, 2008.

(19)	The option was granted on February 8, 2006. Assuming continued employment with the Company on each scheduled vesting date, 31,250 shares will vest on February 8 of each of 2007, 2008, 2009 and 2010.

(20)	The option was granted on October 29, 2004. Assuming continued employment with the Company on each scheduled vesting date, 9,400 shares will vest on October 29 of each of 2007 and 2008.

(21)	The option was granted on February 12, 2004. Assuming continued employment with the Company on each scheduled vesting date, 47,000 shares are scheduled to vest on February 12 of each of 2007 and 2008.

(22)	The option was granted on August 13, 2003. Assuming continued employment with the Company on each scheduled vesting date, 18,750 shares will vest on August 13, 2007.

(23)	The option was granted on March 20, 2003. Assuming continued employment with the Company on each scheduled vesting date, 12,500 shares will vest on March 20, 2007.

(24)	The option was granted on March 20, 2003. Assuming continued employment with the Company on each scheduled vesting date, 25,000 will vest on March 20, 2007.

(25)	The restricted stock units were granted on December 20, 2005 and October 20, 2005. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 10,000 shares will vest on December 20 of each of each of 2007, 2008 and 2009 and 5,000 shares will vest on October 20 of each of 2007, 2008 and 2009.

(26)	Mr. Zelayeta retired from the Company in August 2006.

Options Exercises and Stock Vested for Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Abhijit Y. Talwalkar	—	—	166,666	1,631,660
Bryon Look	—	—	10,000	78,200
Umesh Padval	—	—	27,500	237,400
D. Jeffrey Richardson	—	—	33,333	286,664
Flavio Santoni	—	—	15,000	135,900
Joseph M. Zelayeta	195,000	600,448	15,000	117,300

Change-in-Control and Employment Agreements

CEO Employment Agreement

On May 23, 2005, Mr. Abhijit Y. Talwalkar joined the Company as President and Chief Executive Officer and entered into an employment agreement with the Company (the “Talwalkar Agreement”). The Talwalkar Agreement provides the following:

Term of Talwalkar Agreement.  The Talwalkar Agreement has an initial term of two (2) years. It provides that the initial term will be automatically extended each year for an additional one (1) year term unless the other party provides written notice of non-renewal at least 120 days prior to the date of automatic renewal that the other party is electing not to extend the term. The Talwalkar Agreement may be terminated at any time by either party with or without cause.

Salary.  The Talwalkar Agreement set Mr. Talwalkar’s annual salary at $800,000, effective as of May 23, 2005 (the “Effective Date”). In addition, Mr. Talwalkar received a signing bonus of $500,000 within 30 days of the Effective Date.

Annual Incentive.  The Talwalkar Agreement provides that Mr. Talwalkar will be eligible to receive annual cash incentives payable for the achievement of performance goals to be established by the Board of Directors or a committee of the Board of Directors. Mr. Talwalkar’s annual incentive target will be at least 100% of his base salary, and 100% of the target payout was guaranteed for his first year of employment.

Equity Incentives.  On May 23, 2005, Mr. Talwalkar was granted nonstatutory stock options to purchase 1,500,000 shares of Company common stock under the Company’s 1991 Equity Incentive Plan at an exercise price of $6.13 per share, the closing price on the New York Stock Exchange (“NYSE”) for the common stock of the Company on the Effective Date. The shares subject to such option vest at a rate of 25% on each anniversary of the grant over four years assuming Mr. Talwalkar’s continued employment with the Company on each scheduled vesting date.

Mr. Talwalkar was also granted nonstatutory stock options to purchase 500,000 shares of Company common stock pursuant to a non-shareholder approved arrangement at an exercise price of $6.13 per share, which was the closing price per share on the NYSE for the Common Stock of the Company on May 23, 2005. Subject to the provisions of the Talwalkar Agreement, the terms and conditions of this grant are materially similar to those of the grant made under the Company’s 1991 Equity Incentive Plan and vest at a rate of 25% on each anniversary of the grant over four years assuming Mr. Talwalkar’s continued employment with the Company on each scheduled vesting date.

In addition, Mr. Talwalkar was granted 500,000 restricted stock units under the Company’s 2003 Equity Incentive Plan. The restricted stock units will vest at a rate of 1/3 on each anniversary of the grant over three years assuming Mr. Talwalkar’s continued employment with the Company on each scheduled vesting date. Any portion of this grant that becomes vested will be settled in shares of Company common stock promptly after vesting.

On June 1, 2005, Mr. Talwalkar was also granted nonstatutory stock options to purchase 2,000,000 shares of the Company’s Common Stock under the 2003 Equity Incentive Plan at an exercise price of $7.38 per share (the “Additional Option”). The shares subject to the Additional Option vest based on Mr. Talwalkar attaining certain performance criteria determined by the Compensation Committee of the Board of Directors. The shares subject to such option are scheduled to fully vest six years after the date of grant, whether or not the performance goals are met and subject to Mr. Talwalkar’s continued employment with the Company on each scheduled vesting date.

Relocation Benefits.  The Company will maintain an office for Mr. Talwalkar in both Gresham, Oregon and Milpitas, California. During the first three months after the Effective Date, the Company reimbursed Mr. Talwalkar for all reasonable and actual costs associated with leasing a furnished apartment. In addition, during the first two years after the Effective Date, the Company will provide Mr. Talwalkar with a $5,000 per month housing allowance; and if Mr. Talwalkar sells his home located in the state of Oregon and purchases a new home in the San Jose, California area (or any other location in proximity to the Company’s then corporate headquarters) within the first two years from the Effective Date, the Company will reimburse Mr. Talwalkar for his reasonable and documented closing costs (including the reasonable cost of a broker’s commission) associated with such sale and/or purchase provided that Mr. Talwalkar complies with the Company’s then existing relocation policy, if applicable, and provided that Mr. Talwalkar uses a third party reasonably satisfactory to the Company to handle such sale, which has not occurred at this time.

Severance.  In the event that the Company terminates Mr. Talwalkar’s employment without cause or Mr. Talwalkar resigns for good reason, and such termination is not in connection with a change of control, Mr. Talwalkar will receive continued payment of base salary and health benefits for 18 months; payments in an amount equal to 150% of Mr. Talwalkar’s target bonus for the year in which the termination occurs; and 18 months accelerated vesting with respect to Mr. Talwalkar’s then outstanding, unvested equity awards with any such awards that have annual time-based installment vesting instead deemed to vest (for this purpose only) in monthly installments at the same overall rate and with such vesting acceleration to be measured beginning from the day immediately following the immediately preceding annual vesting date (notwithstanding the foregoing, the number of shares subject to the Additional Option that will vest will equal 25% of the total number of shares subject to the Additional Option less the number of shares that actually vest prior to the termination date) and with a post-termination exercise period equal to the earlier of (a) 12 months from the date of termination or (b) the applicable scheduled expiration date of such award as set forth in the award agreement.

In the event that the Company terminates Mr. Talwalkar’s employment without cause or Mr. Talwalkar resigns for good reason, and such termination is in connection with a change of control, Mr. Talwalkar will receive continued payment of Mr. Talwalkar’s base salary and health benefits for 24 months; the then current year’s target incentive compensation pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current calendar year and the date of termination and a denominator equal to 365; continued payments in an amount equal to 200% of Mr. Talwalkar’s target bonus for the year in which the termination occurs; and full accelerated vesting with respect to Mr. Talwalkar’s then outstanding unvested equity awards with post-term exercise period equal to the earlier of (a) 12 months from the date of termination or (b) the applicable scheduled expiration date of such award as set forth in the award agreement.

For purposes of the Talwalkar Agreement, the following terms are defined as follows:

“Cause” means:

(i) Mr. Talwalkar’s willful and continued failure to perform the duties and responsibilities of his position following written demand and 30 days to cure;

(ii) Any act of personal dishonesty taken by Mr. Talwalkar in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of Mr. Talwalkar;

(iii) Mr. Talwalkar’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

(iv) A breach of any fiduciary duty owed to the Company by Mr. Talwalkar that has a material detrimental effect on the Company’s reputation or business.

“Change of Control” means the occurrence of any of the following events:

(i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) The approval by stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rules 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

For purposes of the Talwalkar Agreement, “Good Reason” means the occurrence of any of the following without Mr. Talwalkar’s express written consent:

(i) A significant reduction of Mr. Talwalkar’s duties, position or responsibilities;

(ii) A substantial reduction by the Company, without good business reasons, of the facilities and perquisites (including office space and location) available to Mr. Talwalkar;

(iii) A material reduction in the kind or level of employee benefits to which Mr. Talwalkar is entitled, with the result that Mr. Talwalkar’s overall benefits package is significantly reduced, other than pursuant to a one-time reduction that is also applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by no more than 10%;

(iv) A reduction in Mr. Talwalkar’s base salary or annual cash incentive, other than pursuant to a one-time reduction that is also applied to substantially all other executive officers of the Company and which one-time reduction reduces the base salary and/or annual cash incentive by no more than 10%;

(v) The relocation of Mr. Talwalkar to a facility or location more than 25 miles from his current place of employment; or

(vi) The failure of the Company to obtain the assumption of the Talwalkar Agreement by a successor.

The severance payments, continued benefits and accelerated vesting will be subject to Mr. Talwalkar entering into (and not subsequently revoking): (1) a separation agreement and release of claims in a form satisfactory to the Company; (2) a non-compete and non-solicitation agreement that would be in effect during the period in which Mr. Talwalkar receives continuing salary from the Company; and (3) a non-disparagement agreement that would be in effect during the period in which Mr. Talwalkar receives continuing salary from the Company.

The following table shows the potential payments made upon termination or a change of control of the Company for Abhijit Y. Talwalkar, the Company’s President and Chief Executive Officer as of December 31, 2006. Dollar amounts have been calculated assuming that the termination occurred on December 31, 2006, when the closing stock price on the New York Stock Exchange was $9.00 per share.

Termination Without Cause or
	Termination Without Cause or Resignation For Good Reason	Resignation For Good Reason
	(No Change in Control)	and Change of Control
Executive Benefits & Payments Upon Separation	($)	($)

Continued Base Salary	$1,200,000 — the equivalent of 18 months base salary	$1,600,000 — the equivalent of 24 months base salary
Bonus	$1,200,000 — the equivalent of 150% of target bonus payment for one year	Up to $800,000 — the equivalent of 100% of target prorated to the date in which the change of control event occurs plus $1,600,000 — the equivalent of 200% of target bonus payment for one year
Continuation of Health Benefits	$22,128 — the cost of 18 months of continued health benefits	$29,504 — the cost of 24 months of continued health benefits
Accelerated Vesting of Stock Options(1)	$3,680,000 — the value of accelerated vesting of stock options which would vest within 18 months of the date of termination	$7,545,000 — the value of accelerated vesting of all stock options
Accelerated Vesting of Restricted Stock Units(2)	$3,000,006 — the value of accelerated vesting of restricted stock units which would best within 18 months of the date of termination	$3,000,006 — the value of accelerated vesting of all restricted stock units
Excise Tax Gross-Up	$3,200,000	$3,200,000

(1)	Calculated as the intrinsic value per option, multiplied by the number of options that would have immediately vested on December 31, 2006. The intrinsic value per option is calculated as the excess of the closing market price on December 31, 2006, over the exercise price of the option.

(2)	Calculated as the intrinsic value of the restricted stock unit that would become immediately vested on December 31, 2006. The intrinsic value per restricted stock unit is the closing market price on December 31, 2006.

Change-in-Control Agreements

In November 2003, and periodically thereafter, the Company entered into change-in-control severance agreements with the Company’s executive officers, except Mr. Talwalkar, to help ensure the continued services of management to the Company.

For purposes of the change-in-control agreements made with the Named Executive Officers, a change in control of the Company is defined substantially in the same manner as is the Talwalkar Agreement described above.

Under the change-in-control agreements, if the executive officer’s employment is terminated involuntarily at any time within 12 months after a change in control, the executive officer will receive a lump sum payment equal to the sum of two years’ base salary plus 200% of the executive officer’s target bonus for the year in which the change in control occurs, and continued health-care benefits during the two years following the termination. In addition, the vesting and exercisability of all unexpired options, unvested restricted stock and any other unexpired equity-based compensation awards that were granted at least six months prior to the change in control shall be automatically accelerated and fully vested and exercisable at the date of the involuntary termination. An additional payment will be made to an executive officer in order to offset the effect of any excise taxes on payments made to the executive officer under the change-in-control agreement, if applicable. These agreements shall terminate in November 2008 and are expected to be renewed at that time, unless a change in control occurs, in which case the agreements shall terminate upon the date that all obligations of the parties have been satisfied.

The following table shows the potential payments made upon involuntary termination within 12 months after a change in control of the Company to the Named Executive Officers, other than Mr. Talwalkar and Mr. Zelayeta, as of December 31, 2006.

			Accelerated Vesting of	Accelerated Vesting of
	Lump Sum Severance	Continuation	Stock Options Granted	Restricted Stock Units
	Payment (Two Years’	of Health	at Least Six Months	Granted at Least Six
	Salary Plus 200% of	Benefits for	Prior to Change in	Months Prior to	Excise Tax
	Target Bonus)	Two Years	Control	Change in Control	Gross-Up
Name	($)	($)	($)(1)	($)(2)	($)

Bryon Look	1,240,000	29,504	557,875	540,000	620,000
Umesh Padval	1,166,376	29,504	883,500	675,000	583,188
D. Jeffrey Richardson	1,240,000	29,504	397,500	1,050,003	620,000
Flavio Santoni	1,085,620	29,504	196,818	405,000	542,810

(1)	Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon a change in control. The intrinsic value per option is calculated as the excess of the closing market price on the New York Stock Exchange on December 31, 2006 over the exercise price of the option.

(2)	Calculated as the intrinsic value per restricted stock unit, multiplied by the number of restricted stock units that become immediately vested upon a change in control. The intrinsic value per restricted stock unit is the closing market price on the New York Stock Exchange on December 31, 2006, which was $9.00 per share.

Certain Transactions

The Board of Directors monitors and reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions. The Board of Directors monitors such matters as issues are brought to the attention of the Board pursuant to a review of completed director and officer questionnaires and annual director assessment questionnaires.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2006, its officers, directors and holders of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2008 annual meeting and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company no later than December 1, 2007, which is 120 calendar days prior to the anniversary of this year’s mail date, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting. Stockholder proposals that are not intended to be included in the proxy materials for such meeting, but that are to be presented by the stockholder from the floor are subject to advance notice provisions described below under “Other Matters.”

Other Matters

According to the Company’s bylaws, in order to be properly brought before the meeting, a proposal not intended for inclusion in the Company’s proxy materials for the 2008 annual meeting of stockholders must be received by the Company no later than December 31, 2007, which is 90 calendar days prior to the anniversary of this year’s mail date, and the notice must set forth the following: (a) a brief description of the proposed matter and the reasons for conducting such business at the meeting; (b) any material interest of the stockholder in such business; (c) the name and address of such stockholder as they appear on the Company’s books; (d) the class and number of shares of the Company that are beneficially owned by the stockholder; and (e) all other information relating to such person that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934. If the notice does not comply with the requirements set forth in the Company’s bylaws, the presiding officer of the meeting may refuse to acknowledge the matter.

Other than the action items contained in this proxy statement, the Company has not received advance notice of any stockholder proposals to be presented at the Annual Meeting.

The Board of Directors

March 21, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF
LSI LOGIC CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS
The undersigned stockholder of LSI Logic Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 2007, and hereby appoints Abhijit Y. Talwalkar and Andrew S. Hughes, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of LSI Logic Corporation to be held on May 10, 2007, at 9:00 a.m., local time, at the Company’s facilities located at 1621 Barber Lane, Milpitas, CA 95035, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE
REVERSE SIDE

1621 BARBER LANE
MILPITAS, CA 95035-7451
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LSI LOGIC CORPORATION
Company Proposals

1.	Election of Directors			For	Withhold	For All
	Nominees:	01) Charles A. Haggerty	06) Arun Netravali	All	All	Except
		02) Richard S. Hill	07) Matthew J. O’Rourke
		03) James H. Keyes	08) Gregorio Reyes
		04) Michael J. Mancuso	09) Abhijit Y. Talwalkar
		05) John H.F. Miner		☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers) of the nominee(s) on the line below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE
VOTED FOR THE ELECTION OF ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND AGAINST
PROPOSAL 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

Stockholder Proposal

The Board of Directors recommends a vote AGAINST Proposal 3.

3.	Stockholder proposal entitled “Director Election Majority Vote Standard Proposal.”	☐	☐	☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date